Exhibit 4.1

Execution Version

PATTERSON-UTI ENERGY, INC.

as Issuer

and

U.S. BANK TRUST COMPANY,

NATIONAL ASSOCIATION

as Trustee

Second Supplemental Indenture

Dated as of September 13, 2023

to the Indenture

Dated as of November 15, 2019

7.15% Senior Notes due 2033

i

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of September 13, 2023 (this “Second Supplemental Indenture”), is between Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee (the “Trustee”) under the Indenture (as defined below).

W I T N E S S E T H:

WHEREAS, the Company has duly authorized the issuance from time to time of its debentures, notes, bonds or other evidences of indebtedness (the “Securities”), which are to be issued in one or more series, and has heretofore made, executed and delivered to the Trustee an Indenture dated as of November 15, 2019 (the “Original Indenture”) pursuant to which the Securities are issuable;

WHEREAS, Sections 2.01, 2.03 and 9.01 of the Original Indenture provide that the form or terms of any series of Securities may be established in a supplemental indenture, and the Company desires to establish in this Second Supplemental Indenture both the form and terms of a separate series of Securities designated as its 7.15% Senior Notes due 2033 (the “Notes”); and

WHEREAS, all things necessary to authorize the execution and delivery of this Second Supplemental Indenture, to establish the Notes as provided for in this Second Supplemental Indenture, and to make the Original Indenture, as supplemented with respect to the Notes by this Second Supplemental Indenture and as it may otherwise be supplemented thereafter with applicability to the Notes (the Original Indenture, as so supplemented, being sometimes referred to herein as the “Indenture”), a valid agreement of the Company, in accordance with its terms, have been done;

NOW, THEREFORE, that, for and in consideration of the premises and the purchase of the Notes by the Holders, the Company and the Trustee mutually covenant and agree, solely for the equal and proportionate benefit of the respective Holders from time to time of Notes, as follows:

ARTICLE I

SUPPLEMENT OF THE ORIGINAL INDENTURE

SECTION 1.01 Supplement to Article I of the Original Indenture.

(a) Section 1.01 of the Original Indenture is supplemented or superseded with respect to the Notes, in the case of definitional paragraphs that may be inconsistent, by inserting therein, in alphabetical order, the following definitional paragraphs:

“Attributable Debt” means, with respect to any Sale and Lease-Back Transaction as of any particular time, the present value discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease.

“Change of Control” means the occurrence of any one of the following:

(a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions approved by the Board of Directors of the Company as part of a single plan, of all or substantially all of the assets of the Company and the Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one or more of the Subsidiaries or a combination thereof or a Person controlled by the Company or one or more of the Subsidiaries or a combination thereof; or

(b) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than the Company, any Subsidiary or any employee benefit plan of the Company or any Subsidiary) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged, converted or changed, measured by voting power rather than number of shares (excluding a redomestication of the Company).

Notwithstanding the foregoing, a transaction will not be deemed to involve a “Change of Control” if, as a result of such transaction, (i) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to such transaction.

“Change of Control Triggering Event” means the ratings of the Notes are lowered by at least two of the three Rating Agencies and, as a result, the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies in any case on any date during the period commencing on the date of the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Consolidated Net Tangible Assets” means the total assets of the Company and the Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of the Company and the Subsidiaries is available, minus all current liabilities (excluding the current portion of any long-term debt) of the Company and the Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of the Company and the Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP (which calculation shall give pro forma effect to any acquisition by or disposition of assets of the Company or any Subsidiaries involving the payment or receipt by the Company or any Subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $25,000,000 that has occurred since the end of such fiscal quarter, as if such acquisition or disposition had occurred on the last day of such fiscal quarter).

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.08, 2.12 and 2.17 of the Original Indenture, in substantially the form of Exhibit A hereto (the “Form of Note”), except that such Note shall not bear the Global Security legend set forth in the Form of Note and shall not have the “Schedule of Exchanges of Securities” attached thereto or other provisions marked therein as applicable only to a Global Security.

“Fitch” means Fitch Ratings, and its successors.

“Funded Debt” means Debt which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of the creation of such Debt.

“Indenture” has the meaning specified in the recitals.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by the Company.

“Issue Date” means September 13, 2023, the date on which the Notes are first authenticated and delivered under the Indenture.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding Voting Stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more Subsidiaries. A Joint Venture is not treated as a Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means any mortgage, pledge, security interest or lien.

“Notes” has the meaning specified in the recitals and shall include the Initial Notes and any Additional Notes.

“Original Indenture” has the meaning specified in the recitals.

“Par Call Date” means July 1, 2033.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available, the Company will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.

“S&P” means S&P Global Ratings, and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of any property from such Person, whereby such property had been sold or transferred by the Company or any Subsidiary to such Person.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

(b) Section 1.02 of the Original Indenture is supplemented or superseded with respect to the Notes by inserting therein, in alphabetical order, the following:

Term	Defined in Section
“Additional Notes”	2.02	(c)
“Change of Control Offer”	2.07	(b)
“Change of Control Payment Date”	2.07	(b)(iii)
“Form of Note”	2.01
“Global Notes”	2.01
“Initial Notes”	2.02	(c)
“Make-Whole Redemption Price”	2.06	(a)
“Record Date”	2.03	(b)

SECTION 1.02 Amendment to Article III of the Original Indenture.

Pursuant to Section 9.01(9) of the Original Indenture, the first paragraph of Section 3.04 of the Original Indenture is hereby amended and restated with respect to the Notes as follows:

Notice of redemption shall be transmitted not less than 10 days nor more than 60 days prior to the Redemption Date (provided that notice may be given more than 60 days prior to the applicable Redemption Date in connection with a defeasance or satisfaction and discharge pursuant to Section 8.01), to each Holder of Securities to be redeemed, in accordance with Section 11.02.

SECTION 1.03 Supplement to Article IV of the Original Indenture.

Article IV of the Original Indenture is supplemented with respect to the Notes by inserting the following new Section 4.08 and Section 4.09 at the end thereof:

SECTION 4.08 Limitation on Liens.

So long as any Notes are outstanding, the Company will not, nor will it permit any Subsidiary to, issue, assume or guarantee any Debt if such Debt is secured by a Mortgage upon any properties of the Company or any Subsidiary or upon any securities or Debt of any Subsidiary (whether such properties, securities or Debt is owned as of the Issue Date or acquired thereafter) without in any such case effectively providing that the Notes (together with, if the Company so determines, any other Debt of the Company or any Subsidiary) shall be secured equally and ratably with (or prior to) such Debt so secured by a Mortgage on the same assets of the Company or such Subsidiary, as the case may be, for so long as such Debt is so secured, except that the foregoing restrictions shall not apply to:

(a) Mortgages on any property acquired, constructed, developed, operated, altered, repaired or improved by the Company or any Subsidiary (or Mortgages on the shares or stock of, or other equity interests in, a Subsidiary which holds no material assets other than the property other than the property being acquired, constructed, developed, operated, altered, repaired or improved) after the Issue Date which are created within 360 days after such acquisition (or in the case of property constructed, developed, operated, altered, repaired or improved, after the completion and commencement of commercial operation of such property, whichever is later), to secure or provide for all or any part of the payment of the purchase price or cost thereof (including to secure indebtedness to finance all or any part of such purchase price or cost); provided that in the case of such construction, development, operation, alteration, repair or improvement, the Mortgages shall not apply to any property owned by the Company or any Subsidiary before such construction, development, operation, alteration, repair or improvement other than (1) unimproved real property on which the property so constructed, or the development, operation, alteration, repair or improvement, is located or (2) personal property which is so improved;

(b) (1) Mortgages existing on the Issue Date, (2) existing Mortgages on property acquired (including Mortgages on any property acquired from a person which is consolidated with or merged with or into the Company or a Subsidiary) or (3) Mortgages outstanding at the time any corporation, partnership or other entity becomes a Subsidiary or is consolidated with or merged with or into the Company or a Subsidiary, including Mortgages on the shares of stock of, or other equity interests in, such corporation, partnership or other entity; provided that in the case of clause (3) such Mortgages shall only apply to property owned by, or shares of stock of or other equity interests in, such corporation, partnership or other entity at the time it becomes a Subsidiary or that is acquired thereafter other than from the Company or another Subsidiary;

(c) Mortgages in favor of the Company or any Subsidiary;

(d) Mortgages in favor of domestic or foreign governmental bodies to secure advances or other payments or performance pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing, developing, operating, altering, repairing or improving the property subject to such Mortgages, including Mortgages to secure Debt of the pollution control or industrial revenue bond type;

(e) Mortgages consisting of pledges or deposits by the Company or any Subsidiary under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Subsidiary is a party, or deposits to secure public or statutory obligations or regulatory obligations of the Company or any Subsidiary or deposits or cash or United States government bonds to secure surety or appeal bonds to which it is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(f) Mortgages imposed by law, including materialmen’s, carriers’, warehousemen’s, repairman’s, builders’, workmen’s, landlords’ and mechanics’ liens, in each case for sums not overdue for a period of more than 45 days or being contested in good faith by appropriate proceedings;

(g) Mortgages for taxes, assessments or other governmental charges that are not yet delinquent or which are being contested in good faith by appropriate proceedings or which can thereafter be paid without penalty;

(h) Mortgages in favor of issuers of surety or performance and return of money bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Company or any Subsidiary in the ordinary course of its business;

(i) Mortgages consisting of encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines, roads, pipe lines, water mains and other similar purposes, or Mortgages consisting of zoning or other restrictions as to the use of real properties or Mortgages incidental to the conduct of the business of the Company or a Subsidiary or to the ownership of its properties which do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or a Subsidiary;

(j) Mortgages arising by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution;

(k) Mortgages in connection with in rem and other legal proceedings, which are being contested in good faith;

(l) Mortgages on the stock, partnership or other equity interest of the Company or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Debt, provided the amount of such Debt is contributed and/or advanced solely to such Joint Venture;

(m) Mortgages over goods (or any documents relating thereto) arising either in favor of a bank issuing a form of documentary credit in connection with the purchase of such goods or by way of retention of title by the supplier of such goods where such goods are supplied on credit, subject to such retention of title, and in both cases where such goods are acquired in the ordinary course of business;

(n) Mortgages granted by the Company or any Subsidiary on its rights under any insurance policy in order to secure the payment of premiums and other amounts owed to the insurers or other insurance finance company with respect to such insurance policy; or

(o) any extension, renewal, substitution, refinancing or replacement (or successive extensions, renewals, substitutions, refinancings or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (a) through (n), inclusive; provided that such extension, renewal, substitution, refinancing or replacement Mortgage shall not extend beyond the property or assets that secured the Mortgage extended, renewed, substituted, refinanced or replaced, plus improvements on such property or assets, unless otherwise permitted by this covenant, and the Debt secured by such Mortgage is not greater in principal amount than the Debt secured by the Mortgage extended, renewed, substituted, refinanced or replaced plus the amount of any premiums, fees and expenses incurred in connection therewith.

In addition to the foregoing exceptions to the limitations set forth in the first paragraph of this Section 4.08, the Company and any Subsidiary may, without securing the Notes, issue, assume or guarantee Debt secured by a Mortgage in an aggregate principal amount that, taken together with the Attributable Debt described in the following sentence, does not in the aggregate exceed the greater of (i) $500,000,000 or (ii) 15.0% of Consolidated Net Tangible Assets at the time of incurrence. The Attributable Debt to be aggregated for purpose of this exception is all Attributable Debt in respect of Sale and Lease-Back Transactions of the Company and its Subsidiaries under the exception in Section 4.09(e)(2) existing at such time.

SECTION 4.09 Limitation on Sale/Leaseback Transactions.

So long as any Notes are outstanding, the Company will not, nor will it permit any Subsidiary to, enter into any Sale and Lease-Back Transaction, other than any Sale and Lease-Back Transaction:

(a) entered into by the time of or within 360 days of the later of the acquisition, construction, development, operation, alteration, repair, improvement or placing into service of the property subject thereto by the Company or the Subsidiary;

(b) involving a lease of less than five years;

(c) entered into in connection with an industrial revenue bond or pollution control financing;

(d) between or among the Company and/or one or more Subsidiaries;

(e) as to which the Company or such Subsidiary would be entitled to incur Debt secured by a Mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the Notes (1) under clauses (a) through (o) of Section 4.08 or (2) under the last paragraph of Section 4.08; or

(f) as to which the Company will apply an amount equal to the net proceeds from the sale of the property so leased to (1) the retirement (other than any mandatory retirement), within 360 days of the effective date of any such Sale and Lease-Back Transaction, of Notes or Funded Debt of the Company or a Subsidiary or (2) the acquisition, construction, development, operation, alteration, repair or improvement of other property, provided that such property is owned by the Company or a Subsidiary free and clear of all Mortgages.

SECTION 1.04 Supplement to Article IX of the Original Indenture.

With respect to the Notes, in addition to the circumstances described in Section 9.01 of the Original Indenture, the Company, the Subsidiary Guarantors, if any, and the Trustee may amend or supplement the Indenture or the Notes or waive any provision thereof without the consent of any Holder to conform the text of the Indenture or the Notes to the “Description of the Notes” set forth in the final prospectus supplement of the Company, dated September 11, 2023, relating to the initial offering of the Notes.

SECTION 1.05 Effect of Article 1.

The supplements and amendment to the Original Indenture set forth in Article 1 of this Second Supplemental Indenture affect only the provisions of the Original Indenture as such provisions relate to the Notes, the series of Securities comprised of the Notes and the rights, remedies and obligations of the Company, the Subsidiary Guarantors, if any, the Holders of Notes, the Trustee and other Persons set forth in the Original Indenture as such rights, remedies and obligations relate to the Notes.

ARTICLE II

THE NOTES

SECTION 2.01 Form and Terms.

The Notes shall be issued upon original issuance in whole in the form of one or more Global Securities (the “Global Notes”). The Depository Trust Company and the Trustee are hereby designated as the Depositary and the Security Custodian, respectively, for the Global Notes under the Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto (the “Form of Note”). The terms of the Notes set forth on Exhibit A hereto are incorporated by reference herein as if set forth herein in their entirety.

SECTION 2.02 Designation, Amount, etc.

(a) The Notes shall be entitled the “7.15% Senior Notes due 2033” of the Company. The Notes shall be separate series of Securities under the Indenture.

(b) The initial limit upon the aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.08, 2.09, 2.12, 2.17, 3.07 or 9.05 of the Indenture and except for any Notes which, pursuant to Section 2.04 or 2.17 of the Indenture, are deemed never to have been authenticated and delivered thereunder) is $400,000,000; provided, however, that the authorized aggregate principal amount of the Notes may be increased before or after the issuance of any Notes by a Board Resolution (or action pursuant to a Board Resolution) to such effect.

(c) The Trustee shall authenticate and deliver (i) on the Issue Date, $400,000,000 in aggregate principal amount of the series of Securities designated the 7.15% Senior Notes due 2033 established hereunder (the “Initial Notes”) and (ii) from time to time after the Issue Date, subject to Section 2.02(b) hereof, additional Securities of such series (“Additional Notes”), in each case upon a Company Order for the authentication and delivery thereof and satisfaction of the other provisions of Section 2.04 of the Original Indenture.

(d) The Initial Notes issued on the Issue Date and any Additional Notes shall be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions; provided, however, that in the event that any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such non-fungible Additional Notes shall be issued with a separate CUSIP number and ISIN so they are distinguishable from the Initial Notes.

(e) The Notes shall not be entitled to the benefits of Section 4.03(b) of the Original Indenture (and shall not constitute Rule 144A Securities).

(f) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with Section 2.17 of the Original Indenture.

SECTION 2.03 Payment of Principal and Interest.

(a) The date on which the principal of the Notes is payable shall be October 1, 2033.

(b) The rate at which the Notes shall bear interest shall be 7.15% per annum. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Interest Payment Dates on which such interest shall be payable shall be April 1 and October 1 of each year, commencing April 1, 2024. The record dates for the interest payable on the Notes on any Interest Payment Date shall be March 15 and September 15, as the case may be, next preceding such Interest Payment Date (each, a “Record Date”).

(c) No Additional Amounts with respect to the Notes shall be payable.

(d) The place or places where the principal of, premium (if any) on and interest on the Notes shall be payable shall be the office or agency of the Company maintained for that purpose, initially the Corporate Trust Office of the Trustee, and any other office or agency maintained by the Company for such purpose. Payments in respect of Global Notes (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Holder of such Notes. In all other cases, at the option of the Company, payment of interest may be made at the Corporate Trust Office of the Trustee or by check mailed to the address of the person entitled thereto as such address shall appear in the register of the Notes maintained by the Registrar. Notwithstanding the foregoing, payments in respect of a Definitive Note shall be made by wire transfer to a Dollar account maintained by the payee with a bank in the United States if the Holder of such Definitive Note elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

(e) The Paying Agent and Registrar for the Notes initially shall be the Trustee.

SECTION 2.04 Subsidiary Guarantors.

The Notes shall be entitled to the benefits of a Guarantee by each Subsidiary of the Company that becomes a Subsidiary Guarantor pursuant to this Section 2.04, the terms of which Guarantee are set forth in Article X of the Original Indenture. Subject to Section 10.04 of the Indenture, the “Subsidiary Guarantors” named with respect to the Notes shall be each Subsidiary of the Company that provides a guarantee of Debt of the Company under the Credit Agreement or any other credit facility in excess of $50 million, in which case such Subsidiary shall within 30 Business Days of such guarantee enter into a supplemental indenture pursuant to Section 10.02 of the Original Indenture. As of the Issue Date, there are no Subsidiary Guarantors.

SECTION 2.05 Legends.

Each Global Note shall bear the legend set forth on the face of the Form of Note.

SECTION 2.06 Redemption at the Option of the Company.

(a) Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points less (b) interest accrued to the Redemption Date, and

(ii) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(c) The Company’s actions and determinations in determining the Redemption Price will be conclusive and binding for all purposes, absent manifest error.

(d) The Company shall have no obligation to redeem, purchase or repay Notes pursuant to any sinking fund or analogous provision or, except as provided in Section 2.07 hereof, at the option of a Holder thereof.

SECTION 2.07 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes will have the right to require the Company to purchase all or any part (provided that no partial repurchase of a Note will be required to the extent such repurchase would reduce the principal amount of such Note to less than $2,000) of the Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), except to the extent that the Company has exercised its right to redeem the Notes as set forth under Section 2.06 or as otherwise set forth in this Section 2.07.

(b) Within 60 days following the date upon which the Change of Control Triggering Event has occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that the Company has exercised its right to redeem the Notes as set forth under Section 2.06 or as otherwise set forth in this Section 2.07, the Company will send a notice (a “Change of Control Offer”) to each holder of Notes with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer, stating:

(i) that a Change of Control Triggering Event with respect to the Notes has occurred and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date);

(ii) a brief description of the transaction that constitutes or may constitute such Change of Control Triggering Event;

(iii) the purchase date (which shall be (i) no earlier than 30 days nor later than 60 days from the date such notice is sent, if sent after consummation of the Change of Control and (ii) no earlier than the date of the Change of Control nor later than 30 days from such date, if sent prior to consummation of the Change of Control, in each case, other than as may be required by law) (such date, the “Change of Control Payment Date”); and

(iv) the instructions that a holder must follow in order to have its Notes purchased.

(c) Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent and the Depositary, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(d) The Company may make a Change of Control Offer in advance of a Change of Control, and the Company’s Change of Control Offer may be conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(e) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw the Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company, as set forth in Section 2.07(f), purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a Redemption Price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date). Any such redemption pursuant to this Section 2.07(e) shall be made in accordance with Article III of the Original Indenture.

(f) The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(g) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the terms set forth in this Section 2.07, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations hereunder by virtue thereof.

(h) The Holders of a majority in principal amount of the outstanding Notes may, on behalf of the Holders of all Notes and in accordance with Article IX of the Original Indenture, amend or waive the right of the Holders to require the Company to purchase all or any part of each Holder’s Notes as a consequence of a Change of Control Triggering Event.

ARTICLE III

REPRESENTATIONS OF THE COMPANY

SECTION 3.01 Authority of the Company.

The Company is duly authorized to execute and deliver this Second Supplemental Indenture, and all corporate action on its part required for the execution and delivery of this Second Supplemental Indenture has been duly and effectively taken.

SECTION 3.02 Truth of Recitals and Statements.

The Company warrants that the recitals of fact and statements contained in this Second Supplemental Indenture are true and correct, and that the recitals of fact and statements contained in all certificates and other documents furnished hereunder will be true and correct.

ARTICLE IV

CONCERNING THE TRUSTEE

SECTION 4.01 Acceptance of Trusts.

The Trustee accepts the trusts hereunder and agrees to perform the same, but only upon the terms and conditions set forth in the Original Indenture and in this Second Supplemental Indenture, to all of which the Company and the respective Holders of the Notes at any time hereafter outstanding agree by their acceptance thereof.

SECTION 4.02 No Responsibility of Trustee for Recitals, Etc.

The recitals and statements contained in this Second Supplemental Indenture shall be taken as the recitals and statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, except that the Trustee is duly authorized by all necessary corporate actions to execute and deliver this Second Supplemental Indenture.

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION 5.01 Relation to the Original Indenture.

The provisions of this Second Supplemental Indenture shall become effective immediately upon the execution and delivery hereof. This Second Supplemental Indenture and all the terms and provisions herein contained shall form a part of the Original Indenture as fully and with the same effect as if all such terms and provisions had been set forth in the Original Indenture; provided, however, such terms and provisions shall be so included in this Second Supplemental Indenture solely for the benefit of the Company, the Subsidiary Guarantors, if any, the Trustee and the Holders of the Notes. The Original Indenture is hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with the terms and provisions thereof, as supplemented by this Second Supplemental Indenture, and the Original Indenture and this Second Supplemental Indenture shall be read, taken and construed together as one instrument.

SECTION 5.02 Meaning of Terms.

Any term used in this Second Supplemental Indenture which is defined in the Original Indenture shall have the meaning specified in the Original Indenture, unless the context shall otherwise require.

SECTION 5.03 Counterparts of Supplemental Indenture.

This Second Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

SECTION 5.04 Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

PATTERSON-UTI ENERGY, INC.

By:	/s/ C. Andrew Smith
Name: C. Andrew Smith
Title: Executive Vice President and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael K. Herberger
Name: Michael K. Herberger
Title: Vice President

SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE

Exhibit A

[FORM OF FACE OF SECURITY]

[Unless and until it is exchanged in whole or in part for Securities in definitive form, this Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. The Depository Trust Company (55 Water Street, New York, New York), a New York corporation (“DTC”), shall act as the Depositary until a successor shall be appointed by the Company and the Registrar. Unless this certificate is presented by an authorized representative of DTC to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]*

*	To be included only if the Security is a Global Security.

PATTERSON-UTI ENERGY, INC.

7.15% SENIOR NOTE DUE 2033

CUSIP No. _____________

No.___________

$_____________

Patterson-UTI Energy, Inc., a Delaware corporation (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, promises to pay to ______________________ or registered assigns, the principal sum of ______________________ Dollars [, or such greater or lesser amount as indicated on the Schedule of Exchanges of Securities hereto,]* on October 1, 2033.

Interest Payment Dates:	April 1 and October 1

Record Dates:	March 15 and September 15

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

*	To be included only if the Security is a Global Security.

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized officers.

Dated:

PATTERSON-UTI ENERGY, INC.

By:
Name:
Title:

By:
Name:
Title:

Certificate of Authentication:

This is one of the Securities of the series

designated therein referred to in the within-

mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE OF SECURITY]

PATTERSON-UTI ENERGY, INC.

7.15% SENIOR NOTE DUE 2033

This Security is one of a duly authorized issue of 7.15% Senior Notes due 2033 (the “Securities”) of Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”).

1. Interest. The Company promises to pay interest on the principal amount of this Security at 7.15% per annum. The Company will pay interest semiannually on April 1 and October 1 of each year (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Securities will accrue from the most recent Interest Payment Date on which interest has been paid or, if no interest has been paid, from September 13, 2023; provided that if there is no existing Default in the payment of interest, and if this Security is authenticated between a record date referred to on the face hereof (each, a “Record Date”) and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be April 1, 2024. The Company shall pay interest on overdue principal and premium (if any) from time to time at a rate equal to the interest rate then in effect; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered Holders of Securities at the close of business on the Record Date next preceding the Interest Payment Date, even if such Securities are canceled after such Record Date and on or before such Interest Payment Date. The Holder must surrender this Security to a Paying Agent to collect principal payments. The Company will pay the principal of, premium (if any) on and interest on the Securities in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Such amounts shall be payable at the offices of the Trustee (as defined below). Payments in respect of Global Securities shall be made by wire transfer of immediately available funds to the accounts specified by the Holder thereof. In all other cases, at the option of the Company, payment of interest may be made at the Corporate Trust Office of the Trustee or by check mailed to the address of the person entitled thereto as such address shall appear in the register of the Notes maintained by the Registrar. Notwithstanding the foregoing, payments in respect of a Definitive Note in certificated form shall be made by wire transfer to a Dollar account maintained by the payee with a bank in the United States if the Holder of such Definitive Note elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect in accordance with the Indenture (as defined below).

3. Paying Agent and Registrar. Initially, U.S. Bank Trust Company, National Association (the “Trustee”), the trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company, any Subsidiary Guarantor or any other Subsidiary of the Company may act in any such capacity.

4. Indenture. The Company issued the Securities under an Indenture, dated as of November 15, 2019 (the “Base Indenture”), between the Company and the Trustee, as amended and supplemented with respect to the Securities by the Second Supplemental Indenture thereto, dated as of September 13, 2023 and as it may otherwise be amended and supplemented thereafter with applicability to the Securities (the Base Indenture, as so amended and supplemented, the “Indenture”). The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), as in effect on the date of execution of the Indenture. The Securities are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms and for the definitions of capitalized terms used but not defined herein. The Securities are unsecured general obligations of the Company limited to $400,000,000 in aggregate principal amount; provided, however, that the authorized aggregate principal amount of the Securities may be increased before or after the issuance of any Securities by a Board Resolution (or action pursuant to a Board Resolution) to such effect. The Base Indenture provides for the issuance of other series of debt securities (including the Securities, the “Debt Securities”) thereunder.

5. Future Subsidiary Guarantees. The Securities shall be entitled to the benefits of a Guarantee by each Subsidiary of the Company that becomes a Subsidiary Guarantor pursuant to the Indenture. As of the Issue Date, there are no Subsidiary Guarantors. Each Subsidiary of the Company that becomes a Subsidiary Guarantor pursuant to the Indenture will fully, unconditionally and absolutely guarantee to the Holders and to the Trustee the due and punctual payment of the principal of, and premium, if any, and interest on the Securities and all other amounts due and payable under the Indenture and the Securities by the Company, when and as such principal, premium, if any, and interest shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, according to the terms of the Securities and the Indenture, subject to the limitations set forth in the Indenture. In the event of a default in payment of the principal of, or premium, if any, or interest on the Securities, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, legal proceedings may be instituted by the Trustee on behalf of the Holders or, subject to the Indenture, by the Holders, on the terms and conditions set forth in the Indenture, directly against any Subsidiary Guarantor to enforce its Guarantee without first proceeding against the Company or any other Subsidiary Guarantor.

6. Denominations, Transfer, Exchange. The Securities are in registered form without coupons in minimum denominations of $2,000 and any integral multiples of $1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Neither the Company, any Subsidiary Guarantor, the Trustee nor the Registrar shall be required to register the transfer or exchange of (a) any Security selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part, or (b) any Security during the period beginning 15 Business Days before the giving of notice of redemption of Securities to be redeemed or a notice of a Change of Control Offer and ending at the close of business on the day of transmission.

7. Persons Deemed Owners. The registered Holder of a Security shall be treated as its owner for all purposes.

8. Redemption. The Securities are subject to redemption at the option of the Company, in whole or in part, at any time and from time to time, in principal amounts of $1,000 and integral multiples of $1,000 above such amount (provided that the unredeemed portion of any Security redeemed in part may not be less than $2,000), upon not less than 10 nor more than 60 days’ prior notice as provided in the Indenture, at a Redemption Price (expressed as a percentage of principal amount and rounded up to three decimal places) equal to (i) if the Redemption Date is prior to July 1, 2033, the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on July 1, 2033) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points less (b) interest accrued to the Redemption Date and (2) 100% of the principal amount of the Securities to be redeemed; or (ii) if the Redemption Date is on or after July 1, 2033, 100% of the principal amount of the Securities to be redeemed, plus, in each of clauses (i) and (ii), accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

9. Amendments and Waivers. Subject to certain exceptions and limitations, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Debt Securities of all series affected by such amendment or supplement (acting as one class), and any existing or past Default or Event of Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium (if any) on or interest on the Securities) by the Holders of a majority in principal amount of the then outstanding Debt Securities of any series or of all series (acting as one class) in accordance with the terms of the Indenture. Without the consent of any Holder, the Company, the Subsidiary Guarantors, if any, and the Trustee may amend or supplement the Indenture or the Securities or waive any provision of either: (i) to cure any ambiguity, omission, defect or inconsistency; (ii) if required, to provide for the assumption of the obligations of the Company under the Indenture in the case of the merger, consolidation, amalgamation or sale, conveyance, transfer or lease of assets of the Company substantially as an entirety; (iii) to provide for uncertificated Securities in addition to or in place of certificated Securities; (iv) to provide any security for, any guarantees of or additional obligors or guarantors on, the Securities or the related Guarantees, if any, or release any Subsidiary Guarantor from its Guarantee in the manner provided in the Indenture; (v) to comply with any requirement in order to effect or maintain the qualification of the Indenture under the TIA; (vi) to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders of the Securities, or to surrender any right or power conferred by the Indenture upon the Company or any Subsidiary Guarantor; (vii) to add any additional Events of Default with respect to all or any series of the Debt Securities; (viii) to change or eliminate any of the provisions of the Indenture, provided that the Holders of outstanding Securities are not adversely affected in any material respect; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Securities pursuant to the Indenture; or (x) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Securities and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of the Indenture.

The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company or any Subsidiary Guarantor to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Securities with respect to which such consent is required or sought as of a date identified by the Company or such Subsidiary Guarantor in a notice furnished to Holders in accordance with the terms of the Indenture.

Without the consent of each Holder affected, an amendment, supplement or waiver may not (i) reduce the amount of Debt Securities whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Security; (iii) reduce the principal of or premium on, or change the Stated Maturity of, any Security; (iv) reduce the premium, if any, payable upon the redemption of any Security or change the time at which any Security may or shall be redeemed; (v) change the coin or currency in which any Security or any premium or interest with respect thereto is payable; (vi) impair the right to institute suit for the enforcement of any payment of principal of or premium (if any) or interest on any Security, except as provided in the Indenture; (vii) make any change in the percentage of principal amount of Debt Securities necessary to waive compliance with certain provisions of the Indenture or make any change in the provision for modification; or (viii) waive a continuing Default or Event of Default in the payment of principal of or premium (if any) or interest on the Securities.

A supplemental indenture that changes or eliminates any covenant or other provision of the Base Indenture, as supplemented from time to time, which has expressly been included solely for the benefit of one or more particular series of Debt Securities under the Base Indenture, or which modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series.

10. Defaults and Remedies. Events of Default are defined in the Indenture and generally include: (i) default for 30 days in payment of any interest on the Securities; (ii) default in any payment of principal of or premium, if any, on the Securities as and when due and payable; (iii) default by the Company or any Subsidiary Guarantor in compliance with any of its other covenants or agreements in, or provisions of, the Securities or in the Indenture which shall not have been remedied within 60 days after written notice by the Trustee or by the holders of at least 25% in principal amount of the Securities then outstanding (or, in the event that other Debt Securities issued under the Base Indenture are also affected by the default, then 25% in principal amount of all outstanding Debt Securities so affected); (iv) certain events involving bankruptcy, insolvency or reorganization of the Company, any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, considered in the aggregate as a single Subsidiary, would constitute a Significant Subsidiary or (v) any Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, considered in the aggregate as a single Subsidiary, would constitute a Significant Subsidiary ceases to be in full force and effect with respect to Securities (except as otherwise provided in the Indenture). If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Securities (or, in the case of an Event of Default described in clause (iii) above, if outstanding Debt Securities of other series are affected by such Default, then at least 25% in principal amount of the then outstanding Debt Securities so affected), may declare the principal of and interest on all the Securities (or such Debt Securities) to be immediately due and payable, except that in the case of an Event of Default described in clause (iv) above, all outstanding Debt Securities under the Base Indenture become due and payable immediately without further action or notice. The amount due and payable upon the acceleration of any Security is equal to 100% of the principal amount thereof plus accrued interest to the date of payment. Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require security or indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Securities (or affected Debt Securities) may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium or interest) if it determines that withholding notice is in their interests. The Company must furnish annual compliance certificates to the Trustee.

11. Discharge Prior to Maturity. The Indenture with respect to the Securities shall be discharged and canceled upon the payment of all of the Securities and shall be discharged except for certain obligations upon the irrevocable deposit with the Trustee of any combination of funds and Government Obligations sufficient for such payment.

12. Trustee Dealings with Company or Subsidiary Guarantors, if any. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Securities and may make loans to, accept deposits from, and perform services for the Company, any Subsidiary Guarantor or any of their respective Affiliates, and may otherwise deal with the Company, any Subsidiary Guarantor or any such Affiliates, as if it were not Trustee.

13. No Recourse Against Others. The Trustee, and each Holder of a Security by its acceptance hereof, will be deemed to have agreed in the Indenture that no director, manager, member, officer, employee, stockholder, partner, unitholder or other owner of the Company, any Subsidiary Guarantor, the Trustee or any Affiliate of the foregoing entities shall have any liability in respect of the obligations of the Company, a Subsidiary Guarantor and the Trustee under the Indenture, the Securities or any related Guarantees by reason of his, her or its status. Each Holder by accepting a Security waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of Securities.

14. Authentication. This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such numbers as printed on the Securities and reliance may be placed only on the other identification numbers printed thereon.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to:

Patterson-UTI Energy, Inc.

10713 West Sam Houston Pkwy N.

Suite 800

Houston, Texas 77064

Attn: General Counsel

SCHEDULE OF EXCHANGES OF SECURITIES*

The following exchanges of a part of this Global Security for other Securities have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following Such Decrease or Increase	Signature of Authorized Officer of Trustee or Security Custodian

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to:

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _________________________________________________________ as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date: ____________________	Your Signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:
(Participant in a Recognized Signature Guarantee Medallion Program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 2.07 of the Second Supplemental Indenture, check the box:  ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 2.07 of the Second Supplemental Indenture, state the amount in principal amount:

$ _____________________

Dated: _____________________________________	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)
Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.